Exhibit 99.1

RR DONNELLEY	NEWS RELEASE

RR DONNELLEY REPORTS SECOND-QUARTER 2005 RESULTS

Second-Quarter 2005 Highlights:

•	GAAP net earnings from continuing operations of $95.3 million or $0.44 per diluted share

•	Non-GAAP net earnings from continuing operations of $110.6 million or $0.51 per diluted share

•	Full-year, non-GAAP earnings guidance increased to $2.17 per diluted share

CHICAGO, August 4, 2005 – R.R. Donnelley & Sons Company (NYSE: RRD) today reported second-quarter 2005 earnings from continuing operations of $95.3 million or $0.44 per diluted share on net sales of $1.9 billion compared to earnings from continuing operations of $40.7 million or $0.19 per share on net sales of $1.8 billion in the second quarter of 2004. The second-quarter 2005 results from continuing operations include charges for restructuring ($22.2 million), impairment ($2.2 million) and integration ($2.6 million) totaling $27.0 million, primarily related to the ongoing integration of the February 27, 2004 acquisition of Moore Wallace. Results from continuing operations in the second quarter of 2004 included charges for restructuring ($40.2 million), impairment ($0.1 million) and integration ($2.6 million) totaling $42.9 million. Also, the company announced on December 16, 2004 its intention to sell its Peak Technologies business. Accordingly, Peak Technologies is reported as a discontinued operation in the second quarter of both 2005 and 2004. Momentum Logistics, Inc., which was shut down during the third quarter of 2004 and the package logistics business, which was sold during the fourth quarter of 2004 are also reported as discontinued operations in the second quarter of 2004. The company recorded a net loss from discontinued operations of $4.6 million in the second quarter of 2005 and $53.2 million in the second quarter of 2004. The reported net loss from discontinued operations in the second quarter of 2004 included pre-tax impairment charges of $89.1 million ($53.5 million net of tax). Net earnings, which include discontinued operations, were $90.7 million or $0.42 per diluted share in the second quarter of 2005 compared to a loss of $12.5 million or $0.06 per share in the second quarter of 2004. The effective tax rate in the second quarter of 2005 was 35.8% versus 40.3% in the second quarter of 2004. The lower rate in the second quarter of 2005 is reflective of a higher proportion of earnings being generated from foreign tax jurisdictions.

The company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP (Generally Accepted Accounting Principles) measures, are useful because that information is an appropriate measure for evaluating the company’s operating performance. Internally, the company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators. These measures should be considered in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Non-GAAP earnings from continuing operations totaled $110.6 million or $0.51 per diluted share in the second quarter of 2005 compared to $68.5 million or $0.31 per diluted share in the second quarter of 2004. Non-GAAP earnings from continuing operations exclude restructuring, impairment and integration charges in the second quarters of both 2005 and 2004. For purposes of the non-GAAP information, the company used an effective tax rate of 37.0% in the

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RR Donnelley Reports Second-Quarter 2005 Results

second quarter of 2005 and 38.3% in the second quarter 2004. A reconciliation of GAAP earnings to non-GAAP earnings for these adjustments is presented in the attached tables.

“Our strong second quarter results exceeded our expectations and reflect our continued sales success and focus on productivity,” said Mark A. Angelson, RR Donnelley’s Chief Executive Officer. “During the second quarter, our Publishing and Retail Services and Integrated Print Communications businesses delivered solid year-over-year sales growth, expanded operating margins and announced a number of significant customer wins and renewals. Based upon our strong second-quarter performance, we are raising our non-GAAP full-year EPS guidance to $2.17, an increase of $0.10 from our previous guidance.”

Business Review (Continuing Operations)

Following are the results for the company and each reportable segment.

Summary

Net sales in the quarter were $1.9 billion, up 4.8% from the second quarter of 2004, due primarily to new customer wins and increased volume with existing customers in the Publishing and Retail Services and Integrated Print Communications segments. The gross margin (exclusive of depreciation and amortization) in the quarter increased to 27.6% in the second quarter of 2005 from 26.7% in the second quarter of 2004, reflecting, in part, the benefits from cost reduction actions and procurement savings. Selling, general and administrative expense, as a percentage of net sales, decreased to 12.1% in the second quarter of 2005 from 13.5% in the second quarter of 2004 reflecting the benefit of our cost reduction actions as well as sales leverage. Operating margin increased to 9.1% in the second quarter of 2005 from 5.3% in the second quarter a year earlier.

Excluding restructuring, integration and impairment charges in the second quarter of both years, non-GAAP operating margin for the second quarter of 2005 increased to 10.5% from 7.6% with operating income increasing nearly 45 percent due to revenue growth and the benefit of cost reduction actions. Reconciliations of GAAP operating income and margin to non-GAAP operating income and margin are presented in the attached tables.

Segments

The company reports its results in four reportable segments, 1) Publishing and Retail Services, 2) Integrated Print Communications, 3) Forms and Labels and 4) Corporate.

The Publishing and Retail Services segment includes our 1) magazine, catalog and retail, 2) directories, 3) book, 4) logistics, 5) premedia, 6) European and 7) Asian businesses. Net sales for the Publishing and Retail Services segment increased 7.9% to $979.8 million due primarily to sales increases within the catalog, magazine and retail, book, and European and Asian businesses. The segment’s operating margin, which was negatively impacted by restructuring and impairment charges of $7.3 million and $21.3 million in the second quarters of 2005 and 2004, respectively, was 13.8% in the second quarter of 2005 compared to 8.8% in the second quarter of 2004.

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RR Donnelley Reports Second-Quarter 2005 Results

Excluding restructuring and impairment charges, the segment’s non-GAAP operating margin increased to 14.5% in the second quarter of 2005 from 11.2% in the second quarter of 2004. This increase was attributable to strong sales growth and the benefit of previous cost reduction and procurement initiatives.

The Integrated Print Communications segment includes our 1) direct mail, 2) global capital markets, 3) dynamic communication solutions, 4) short-run commercial print, and 5) Astron Group businesses. Net sales for the Integrated Print Communications segment increased 5.2% to $544.1 million from the second quarter of 2004, primarily due to sales growth in the dynamic communication services and direct mail businesses as well as the inclusion of Astron for the final 11 days of the quarter. The segment’s operating margin, which was negatively impacted by restructuring, integration and impairment charges of $3.2 million and $6.6 million in the second quarters of 2005 and 2004, respectively, increased to 13.1% in the second quarter of 2005 from 11.0% in the second quarter of 2004. Excluding restructuring, impairment and integration charges, non-GAAP operating margin increased to 13.7% in the second quarter of 2005 from 12.3% in the second quarter of 2004, primarily as a result of increased sales volume and the benefit of cost reduction actions.

The Forms and Labels segment includes our 1) forms, 2) labels 3) office products and 4) Latin American businesses. Certain businesses within the Forms and Labels market continue to be in secular decline. Net sales for the segment decreased 2.2% to $408.2 million in the second quarter of 2005 from $417.4 million in the second quarter of 2004. The 2.2% decrease in the year-over-year revenue in the period represents an improvement in trend for the segment overall from the prior periods. The segment’s operating margin, which was negatively impacted by restructuring, integration and impairment charges of $1.9 million and $4.2 million in the second quarters of 2005 and 2004, respectively was 7.4% in the second quarter of 2005 compared to 7.1% in the second quarter a year earlier. Excluding restructuring, impairment and integration charges, non-GAAP operating margin decreased to 7.9% in the second quarter of 2005 from 8.1% in the second quarter of 2004 as a lack of sales leverage and continued price pressure more than offset productivity gains across the segment.

Corporate operating expenses decreased to $60.8 million in the second quarter of 2005 from $69.1 million in the second quarter of 2004. Excluding restructuring and integration charges of $14.6 million and $10.8 million in the second quarters of 2005 and 2004, respectively, corporate operating expenses totaled $46.2 million in the second quarter of 2005 versus $58.3 million the second quarter the prior year. This decrease is primarily attributable to our cost reduction initiatives.

Outlook – 2005 Full-Year Non-GAAP EPS Increased

For the full year of 2005, RR Donnelley is projecting non-GAAP earnings per diluted share from continuing operations of $2.17, an increase of $0.10 per diluted share from previous guidance.

Non-GAAP earnings per diluted share from continuing operations exclude certain items that management believes are unrelated to the ongoing operations of the business. In 2005, these items may include restructuring, impairment and integration charges, the resolution of certain tax items and other items that are not currently determinable, but may be significant. For that reason, the company is unable to provide GAAP earnings estimates at this time.

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RR Donnelley Reports Second-Quarter 2005 Results

Conference Call

RR Donnelley will host a conference call to discuss its second-quarter results on Thursday, August 4, 2005, at 10:00 am Eastern Time (9:00 am Central Time). The company will provide a live webcast of the earnings conference call, which can be accessed via the Internet at http://www.rrdonnelley.com (“Investors”). Individuals wishing to participate can join the conference call by dialing (706) 634-1139. A webcast replay will be archived on the Company’s web site for 30 days after the call. In addition, a telephonic replay of the call will be available for seven days at (706) 645-9291, passcode 7717489.

About RR Donnelley

RR Donnelley (NYSE:RRD) is the world’s premier full-service provider of print and related services, including document-based business process outsourcing. Founded more than 140 years ago, the company provides solutions in commercial printing, direct mail, financial printing, print fulfillment, forms and labels, logistics, call centers, transactional print-and-mail, print management, online services, digital photography, color services, and content and database management to customers in the publishing, healthcare, advertising, retail, technology, financial services and many other industries. The largest companies in the world and others rely on RR Donnelley’s scale, scope and insight through a comprehensive range of online tools, variable printing services and market-specific solutions. For more information, visit the company’s web site at www.rrdonnelley.com

Contact Information

Media:	Investors:
Doug Fitzgerald	Scott Bohaboy
Sr. Vice President, Marketing & Communications	Vice President, Investor Relations
312-326-7740	312-326-7730
doug.fitzgerald@rrd.com	scott.a.bohaboy@rrd.com

Use of Forward-Looking Statements

This news release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this news release and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements.

Many of the factors that could cause material differences in the expected results of RR Donnelley relate to the integration of Moore Wallace Incorporated, which was acquired by RR Donnelley on February 27, 2004. These factors include, without limitation, the following: the development and execution of comprehensive plans for asset rationalization, the ability to eliminate duplicative overhead without excessive cost or adversely affecting the business, the ability to achieve procurement savings by leveraging total spending across the organization, the success of the organization in leveraging its comprehensive product offering to the combined customer base as well as the ability of the organization to complete the integration of the combined companies without losing focus on the business. In addition, the ability of the

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RR Donnelley Reports Second-Quarter 2005 Results

company to achieve the expected net sales, accretion and synergy savings will also be affected by the effects of competition, the effects of pricing of paper and other raw materials and fuel price fluctuations and shortages of supply, the rate of migration from paper-based forms to digital formats, the impact of currency fluctuations in the countries in which RR Donnelley operates, the ability of the company to integrate The Astron Group commensurate with expectations, general economic and other factors beyond the combined company’s control, and other risks and uncertainties described in RR Donnelley’s periodic filings with the Securities and Exchange Commission (SEC). Readers are strongly encouraged to read the full cautionary statements contained in RR Donnelley’s filings with the SEC. RR Donnelley disclaims any obligation to update or revise any forward-looking statements.

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RR Donnelley Reports Second-Quarter 2005 Results

R. R. Donnelley & Sons Company

Consolidated Balance Sheets

At June 30, 2005 and December 31, 2004

(In millions, except per share data)

	At June 30, 2005 (UNAUDITED)	At December 31, 2004 (AUDITED)
Assets
Current Assets
Cash and cash equivalents	$451.6	$641.8
Receivables, less allowance for doubtful accounts	1,310.3	1,252.8
Inventories	483.1	422.0
Prepaid expenses and other current assets	67.5	44.1
Deferred income taxes	212.4	239.9

Total Current Assets	2,524.9	2,600.6

Property, plant and equipment – net	1,986.6	1,924.5
Prepaid pension cost	511.4	498.3
Goodwill	3,020.5	2,472.7
Other intangible assets – net	1,096.5	666.1
Other assets	273.4	288.7
Assets of discontinued operations	96.7	102.8

Total Assets	$9,510.0	$8,553.7

Liabilities
Current Liabilities
Accounts payable	577.3	517.8
Accrued liabilities	803.0	765.0
Short-term debt	133.6	204.5

Total Current Liabilities	1,513.9	1,487.3

Long-term debt	2,575.3	1,581.2
Postretirement benefits	336.6	336.9
Deferred income taxes	699.2	576.3
Other liabilities	515.8	534.5
Liabilities from discontinued operations	43.1	50.9

Total Liabilities	$5,683.9	$4,567.1

Shareholders’ Equity
Preferred stock, $1.00 par value	—	—
Authorized shares: 2.0; Issued: None
Common stock, $1.25 par value
Authorized shares: 500.0
Issued shares: 243.0 in 2005 (2004 – 243.0)	303.7	303.7
Additional paid in capital	2,873.0	2,856.7
Retained earnings	1,620.4	1,536.9
Accumulated other comprehensive loss	(82.8)	(72.2)
Unearned compensation	(53.8)	(30.3)
Treasury stock, at cost, 27.4 shares in 2005 (2004 – 20.6 shares)	(834.4)	(608.2)

Total Shareholders’ Equity	$3,826.1	$3,986.6

Total Liabilities and Shareholders’ Equity	$9,510.0	$8,553.7

RR Donnelley Reports Second-Quarter 2005 Results

R. R. Donnelley & Sons Company

Consolidated Statements of Operations

Three and Six Months Ended June 30, 2005 and 2004

(In millions, except per share data)

(UNAUDITED)

	Three months ending June 30,						Six months ending June 30,
	2005 GAAP	ADJUST- MENTS TO NON-GAAP	2005 NON- GAAP	2004 GAAP	ADJUST- MENTS TO NON-GAAP	2004 NON- GAAP	2005 GAAP	ADJUST- MENTS TO NON-GAAP	2005 NON- GAAP	2004 GAAP	ADJUST- MENTS TO NON-GAAP	2004 NON- GAAP
Net sales	$1,932.1	—	$1,932.1	$1,842.9	—	$1,842.9	$3,858.6	—	$3,858.6	$3,131.6	—	$3,131.6
Cost of sales	1,399.2	—	1,399.2	1,351.5	(0.3)	1,351.2	2,766.2	(0.1)	2,766.1	2,376.6	(67.7)	2,308.9
Selling, general and administrative expense	233.2	(2.6)	230.6	249.5	(2.3)	247.2	484.7	(5.0)	479.7	448.3	(3.1)	445.2
Restructuring and impairments – net	24.4	(24.4)	—	40.3	(40.3)	—	36.6	(36.6)	—	74.5	(74.5)	—
Depreciation and amortization	99.6	—	99.6	104.1	—	104.1	198.3	—	198.3	183.3	—	183.3
Total operating expenses	1,756.4	(27.0)	1,729.4	1,745.4	(42.9)	1,702.5	3,485.8	(41.7)	3,444.1	3,082.7	(145.3)	2,937.4

Income from continuing operations	175.7	27.0	202.7	97.5	42.9	140.4	372.8	41.7	414.5	48.9	145.3	194.2

Interest expense – net	23.7	—	23.7	23.7	—	23.7	44.8	—	44.8	40.6	—	40.6
Investment and other income (expense)	(3.8)	—	(3.8)	(4.5)	—	(4.5)	(4.4)	—	(4.4)	6.2	(15.3)	(9.1)

Earnings from continuing operations before taxes, minority interest and cumulative effect of change in accounting principle	148.2	27.0	175.2	69.3	42.9	112.2	323.6	41.7	365.3	14.5	130.0	144.5

Income tax expense	53.1	11.7	64.8	27.9	15.1	43.0	119.6	18.0	137.6	14.0	41.3	55.3
Minority interest	(0.2)	—	(0.2)	0.7	—	0.7	(0.5)	—	(0.5)	1.1	—	1.1

Net earnings (loss) from continuing operations before cumulative effect of change in accounting principle	95.3	15.3	110.6	40.7	27.8	68.5	204.5	23.7	228.2	(0.6)	88.7	88.1

Income (loss) from discontinued operations – net	(4.6)	4.6	—	(53.2)	53.2	—	(6.9)	6.9	—	(64.1)	64.1	—

Net earnings (loss) before cumulative effect of change in accounting principle	90.7	19.9	110.6	(12.5)	81.0	68.5	197.6	30.6	228.2	(64.7)	152.8	88.1

Cumulative effect of change in accounting principle – net of tax	—	—	—	—	—	—	—	—	—	(6.6)	6.6	—

Net earnings (loss)	$90.7	$19.9	$110.6	$(12.5)	$81.0	$68.5	$197.6	$30.6	$228.2	$(71.3)	$159.4	$88.1

Earnings per share:
Basic
Net earnings from continuing operations before cumulative effect of change in accounting principle	$0.44		$0.52	$0.19		$0.31	$0.95		$1.06	$(0.00)		$0.48
Loss from discontinued operations	(0.02)		—	(0.25)		—	(0.03)		—	(0.35)		—
Cumulative effect of change in accounting principle – net of tax	—		—	—		—	—		—	(0.04)		—

Net earnings	$0.42		$0.52	$(0.06)		$0.31	$0.92		$1.06	$(0.39)		$0.48

Diluted
Net earnings from continuing operations before cumulative effect of change in accounting principle	$0.44		$0.51	$0.19		$0.31	$0.94		$1.06	$(0.00)		$0.47
Loss from discontinued operations	(0.02)		—	(0.25)		—	(0.03)		—	(0.35)		—
Cumulative effect of change in accounting principle – net of tax	—		—	—		—	—		—	(0.04)		—

Net earnings	$0.42		$0.51	$(0.06)		$0.31	$0.91		$1.06	$(0.39)		$0.47

Weighted average common shares outstanding
Basic	213.5		213.5	218.0		218.0	214.4		214.4	184.6		184.6
Diluted	215.1		215.1	218.0		219.8	216.0		216.0	184.6		186.5

The company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful because that information is an appropriate measure for evaluating the company’s operating performance. Internally, the company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to this indicator. These measures should be considered in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

RR Donnelley Reports Second-Quarter 2005 Results

R. R. Donnelley & Sons Company

Segment GAAP to Non-GAAP Operating Income and Margin Reconciliation

For the three months ended June 30, 2005 and 2004

$ IN MILLIONS

(UNAUDITED)

	Publishing and Retail Services	Integrated Print Communications	Forms and Labels	Corporate	Consolidated
Three Months Ended June 30, 2005
Net sales	$979.8	$544.1	$408.2	$—	$1,932.1
Operating expense	845.0	472.6	378.0	60.8	1,756.4

Operating income (loss)	134.8	71.5	30.2	(60.8)	175.7
Operating margin %	13.8%	13.1%	7.4%	nm	9.1%

Non-GAAP Adjustments
Restructuring charges	6.2	2.9	0.6	12.5	22.2
Impairment charges	1.1	0.2	0.9	—	2.2
Integration charges	—	0.1	0.4	2.1	2.6

Total Non-GAAP Adjustments	7.3	3.2	1.9	14.6	27.0

Operating income (loss) before restructuring, impairment and integration charges	$142.1	$74.7	$32.1	$(46.2)	$202.7
Operating margin before restructuring, impairment and integration charges %	14.5%	13.7%	7.9%	nm	10.5%

Depreciation and amortization	51.8	25.0	15.3	7.5	99.6
Capital expenditures	101.8	14.4	4.0	10.2	130.4

Three Months Ended June 30, 2004
Net sales	$908.2	$517.3	$417.4	$—	$1,842.9
Operating expense	828.1	460.5	387.7	69.1	1,745.4

Operating income (loss)	80.1	56.8	29.7	(69.1)	97.5
Operating margin %	8.8%	11.0%	7.1%	nm	5.3%

Non-GAAP Adjustments
Restructuring charges	21.2	6.5	3.5	9.0	40.2
Impairment charges	0.1	—	—	—	0.1
Integration charges	—	0.1	0.7	1.8	2.6

Total Non-GAAP Adjustments	21.3	6.6	4.2	10.8	42.9

Operating income (loss) before restructuring, impairment and integration charges	$101.4	$63.4	$33.9	$(58.3)	$140.4
Operating margin before restructuring, impairment and integration charges %	11.2%	12.3%	8.1%	nm	7.6%

Depreciation and amortization	53.8	24.0	15.2	11.1	104.1
Capital expenditures	43.2	13.6	2.4	5.5	64.7

The company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful because that information is an appropriate measure for evaluating the company’s operating performance. Internally, the company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to this indicator. These measures should be considered in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

RR Donnelley Reports Second-Quarter 2005 Results

R. R. Donnelley & Sons Company

Segment GAAP to Non-GAAP Operating Income and Margin Reconciliation

For the six months ended June 30, 2005 and 2004

$ IN MILLIONS

(UNAUDITED)

	Publishing and Retail Services	Integrated Print Communications	Forms and Labels	Corporate	Consolidated
Six Months Ended June 30, 2005
Net sales	$1,965.0	$1,075.5	$818.1	$—	$3,858.6
Operating expense	1,681.2	933.2	758.6	112.8	3,485.8

Operating income (loss)	283.8	142.3	59.5	(112.8)	372.8
Operating margin %	14.4%	13.2%	7.3%	nm	9.7%

Non-GAAP Adjustments
Restructuring charges	7.5	7.2	3.2	15.2	33.1
Impairment charges	1.1	0.3	2.1	—	3.5
Integration charges	0.5	0.2	0.8	3.6	5.1

Total Non-GAAP Adjustments	9.1	7.7	6.1	18.8	41.7

Operating income (loss) before restructuring, impairment and integration charges	$292.9	$150.0	$65.6	$(94.0)	$414.5
Operating margin before restructuring, impairment and integration charges %	14.9%	13.9%	8.0%	nm	10.7%

Depreciation and amortization	103.3	48.9	31.1	15.0	198.3
Capital expenditures	181.6	21.4	6.3	14.9	224.2

Six Months Ended June 30, 2004
Net sales	$1,753.5	$782.8	$595.3	$—	$3,131.6
Operating expense	1,616.2	722.4	604.4	139.7	3,082.7

Operating income (loss)	137.3	60.4	(9.1)	(139.7)	48.9
Operating margin %	7.8%	7.7%	(1.5)%	nm	1.6%

Non-GAAP Adjustments
Restructuring charges	27.9	8.1	6.5	17.6	60.1
Impairment charges	14.4	—	—	—	14.4
Integration charges	—	17.6	50.8	2.4	70.8

Total Non-GAAP Adjustments	42.3	25.7	57.3	20.0	145.3

Operating income (loss) before restructuring, impairment and integration charges	$179.6	$86.1	$48.2	$(119.7)	$194.2
Operating margin before restructuring, impairment and integration charges %	10.2%	11.0%	8.1%	nm	6.2%

Depreciation and amortization	106.9	36.5	22.4	17.5	183.3
Capital expenditures	64.1	18.1	3.4	5.9	91.5

The company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful because that information is an appropriate measure for evaluating the company’s operating performance. Internally, the company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to this indicator. These measures should be considered in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

RR Donnelley Reports Second-Quarter 2005 Results

R. R. Donnelley & Sons Company

Condensed Consolidated Statements of Operations

For the six months ended June 30, 2005 and 2004

($ IN MILLIONS)

(UNAUDITED)

	2005	2004*
Operating Activities
Net earnings (loss)	$197.6	$(71.3)
Net loss from discontinued operations	6.9	64.1
Adjustment to reconcile net earnings (loss) to cash provided by operating activities	326.2	347.1
Changes in operating assets and liabilities	(101.9)	(19.7)

Net cash provided by operating activities of continuing operations	428.8	320.2
Net cash (used in) provided by operating activities of discontinued operations	(8.2)	8.8

Net cash provided by operating activities	420.6	329.0

Net cash (used in) provided by investing activities of continuing operations	(1,142.5)	26.1
Net cash used in investing activities of discontinued operations	(0.5)	(0.2)

Net cash (used in) provided by investing activities	(1,143.0)	25.9

Net cash provided by (used in) financing activities of continuing operations	536.1	(136.7)
Net cash used in financing activities of discontinued operations	—	(2.7)

Net cash provided by (used in) financing activities	536.1	(139.4)

Effect of exchange rates on cash and cash equivalents	(3.9)	(0.5)

Net (decrease) increase in cash and cash equivalents	(190.2)	215.0

Cash and cash equivalents at beginning of period	641.8	59.9

Cash and cash equivalents at end of period	$451.6	$274.9

*	Results for the six-month period ended June 30, 2004 include Moore Wallace for the period from February 27, 2004 – June 30, 2004.

RR Donnelley Reports Second-Quarter 2005 Results

R.R. Donnelley & Sons Company

Revenue Reconciliation Reported to Pro Forma

For the six months ended June 30, 2005 and 2004

$ IN MILLIONS

(UNAUDITED)

	Reported net sales	Moore Wallace net sales from Jan 1, 2004 – February 26, 2004	Pro forma net sales
Six Months Ended June 30, 2005
Publishing and Retail Services	$1,965.0		$1,965.0
Integrated Print Communications	1,075.5		1,075.5
Forms and Labels	818.1		818.1
Corporate	—		—

Consolidated	$3,858.6		$3,858.6

Six Months Ended June 30, 2004
Publishing and Retail Services	$1,753.5	$36.8	$1,790.3
Integrated Print Communications	782.8	256.3	1,039.1
Forms and Labels	595.3	245.8	841.1
Corporate			—

Consolidated	$3,131.6	$538.9	$3,670.5

Net sales change
Publishing and Retail Services	12.1%		9.8%
Integrated Print Communications	37.4%		3.5%
Forms and Labels	37.4%		-2.7%
Corporate
Consolidated	23.2%		5.1%

The acquisition of Moore Wallace closed on February 27, 2004. Therefore, the reported results of the company include the results of Moore Wallace for only 125 days in 2004. The company has provided this schedule to reconcile net sales for the full six months ended June 30, 2004 to the reported June 30, 2004 net sales.